NEWS RELEASE

Innovative Card Technologies Completes $3.5 Million Private Placement

Los Angeles, CA - January 9, 2008- Innovative Card Technologies, Inc (NASDAQ: INVC), developers of the ICT DisplayCard for e-banking, e-commerce and data access authentication, announced today the completion of a private placement of $3.5 million of 8% Senior Secured Convertible Debenture with institutional and other accredited investors. As part of the transaction, the Company issued the investors warrants to purchase an aggregate of 700,000 shares at $2.75 per share. The Company intends to use the proceeds towards working capital to propel the commercialization of the ICT DisplayCard authentication device. Los Angeles-based T.R. Winston & Company acted as placement agent.

The $3.5 million will be used as working capital to drive commercialization of the company’s in-demand, one-time passcode ICT DisplayCard. The authentication device is being tested in online banking and data systems access applications by major financial institutions on six continents.

“This latest round of financing is a strong show of confidence in the commercialization of our ICT DisplayCard,” said Steven R. Delcarson, CEO & President of Innovative Card Technologies. “With cards in consumer’s hands in both the US and Korea, and many pilots underway at leading global financial institutions, we are beginning to gain real momentum in capitalizing on our product’s significant market potential.”

The ICT DisplayCard integrates the security of a one-time password token directly into a card the size of a standard payment card. At the push of a button on the card, a one-time password is shown on the card’s integrated display. During an online transaction, this number is entered into a user interface with other information (such as the user’s login name and static PIN) for multifactor authentication.

About Innovative Card Technologies
Innovative Card Technologies, Inc. (NASDAQ: INVC) was founded in 1993 to add functionalities to payment cards. The company’s suite of ICT DisplayCards enables dual-factor authentication in a convenient card form. The cards can be configured to offer RFID physical access or payment capabilities, and feature a screen powered by an integrated battery, circuit, and switch. This screen displays a one-time password to verify the presence of the card during online and voice transactions or data systems login. www.incardtech.com.

Marketing Manager	Public Relations	Investor Relations
Stephanie Edwards	Susan Roush	Jose Castaneda
310-312-0700, stephanie@incardtech.com	818-222-8330, pr@incardtech.com	720-733-0052, ir@incardtech.com

This press release contains forward-looking statements which are commonly identified by words such as "would," "may," "will," "expects," and other terms with similar meaning. Forward-looking statements are based on current beliefs, assumptions and expectations and speak only as of the date of this release and involve risks and uncertainties that could cause actual results to differ materially from current expectations. The material factors and assumptions that could cause actual results to differ materially from current expectations include, without limitation, the following: ICT DisplayCard adoption, ICT DisplayCard further testing and certifications, dependence on a limited number of suppliers and their capacity, full scale production of the ICT DisplayCard, and limited capital and liquidity. Innovative Card Technologies, Inc. refers interested persons to its most recent Annual Report on Form 10-KSB as amended by Form 10-KSB/A and its other SEC filings for a description of additional uncertainties and factors that may affect forward-looking statements. Forward-looking statements are based on information presently available to senior management, and Innovative Card Technologies has not assumed any duty to update any forward-looking statements.

INNOVATIVE CARD TECHNOLOGIES
10880 WILSHIRE BLVD SUITE 950 • LOS ANGELES, CA • 90024
PHONE: 310.312.0700• FAX: 310.312.5367 • WWW.INCARD.COM